Exhibit 3


                              ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT (this "Agreement"), dated as of December 20, 2001, between JP MORGAN CHASE BANK (formerly known as The Chase Manhattan Bank) (the "Bank") and SIXTH AVENUE ASSOCIATES LLC, a Delaware limited liability company ("SAA").

     WHEREAS, Equistar Consolidated Holdings, LLC ("Equistar") has issued to the order of the Bank that certain Grid Demand Promissory Note (Libor/Prime), dated as of September 27, 2000 (the "Note") in an aggregate principal amount equal to the loans referred to below.

     WHEREAS, pursuant to the Note, the Bank has made loans to Equistar in an aggregate principal amount outstanding on the date hereof of $22,000,000, together with accrued interest unpaid on the date hereof of $56,833.34 (the "Loans").

     WHEREAS, in support of repayment of the Loans, Dorothy D. Eweson ("Mrs. Eweson") has pledged and granted a security interest in certain collateral pursuant to a Collateral Agreement dated as of November 1, 2000 (the "Eweson Equistar Collateral Agreement"), by Mrs. Eweson to the Bank.

     WHEREAS, in support of repayment of the Loans, Universal Equities Consolidated, LLC ("Universal") has pledged and granted a security interest in 5,110,938 shares of common stock of Emex Corporation (formerly known as Hawks Industries, Inc.) pursuant to a Collateral Agreement dated as of September 29, 2000, as amended to date (the "Universal Emex Collateral Agreement"), by Universal to the Bank.

     WHEREAS, in support of repayment of the Loans, Thorn Tree Resources, LLC ("TTR") has pledged and granted a security interest in 11,085,938 shares of common stock of Emex Corporation (formerly known as Hawks Industries, Inc.) pursuant to a Collateral Agreement dated as of September 29, 2000, as amended to date (the "TTR Emex Collateral Agreement", and together with the Universal Emex Collateral Agreement, the "Emex Collateral Agreements"), by TTR to the Bank.

     WHEREAS, contemporaneous with the transactions contemplated by this Assignment Agreement and at the request of SAA, the Bank will terminate the Eweson Equistar Collateral Agreement, and release Mrs. Eweson from all Liabilities in connection with the Eweson Equistar Collateral Agreement.

     WHEREAS, the Bank desires to sell and assign, and SAA desires to buy and accept, all of the Bank's right, title and interest to and in the Loans, Note, and Emex Collateral Agreements. Capitalized terms used in the Note and the Eweson Equistar Collateral Agreement, but not defined herein, have the meanings set forth in the Note and the Eweson Equistar Collateral Agreement.

     NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

     1. In consideration of the payment by SAA to the Bank of $22,000,000, being the aggregate principal amount outstanding on the date hereof of the Loans, and of $56,833.34, being the aggregate unpaid accrued interest on the Loans, receipt of which payment is hereby acknowledged by the Bank, (a) the Bank hereby sells and assigns to SAA, and SAA hereby buys and accepts from the Bank, all of the Bank's right, title and interest in and to the Loans, Note, Emex Collateral
Agreements and all other Facility Documents if any, other than the Eweson Equistar Collateral Agreement, (b) the Bank hereby delivers to SAA the Note outstanding on the date hereof indorsed by the Bank to the order of SAA without recourse, and (c) the Bank hereby delivers to SAA a cancellation letter, in substantially the form of Annex A attached hereto (the "Cancellation Letter"), delivered by the Bank to Mrs. Eweson pursuant to which the Bank terminates the Eweson Equistar Collateral Agreement and releases Mrs. Eweson from all Liabilities in connection with the Eweson Equistar Collateral Agreement.

     2. The Bank hereby instructs Equistar to make all payments (including, without limitation, all payments of principal and interest) under the Note and the other Facility Documents to SAA at c/o Keswick Management Inc. 27th Floor, 1330 Avenue of the Americas, New York, New York 10019, attention: Crosby R. Smith, and the Bank hereby agrees that, if any such payments are paid to or otherwise received by the Bank, the Bank will immediately re-transfer such payments to SAA at c/o Keswick Management Inc. 27th Floor, 1330 Avenue of the Americas, New York, New York 10019, attention: Crosby R. Smith.

     3. The Bank (i) represents and warrants that it is the legal and beneficial owner of all the interests being sold and assigned by it to SAA hereunder and that such interests are free and clear of any adverse claim created or incurred by the Bank; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Note or any other Facility Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note or any other Facility Document or any other instrument or document furnished pursuant thereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created under the Note or any other Facility Document; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Equistar or the performance or observance by Equistar of any of its obligations under the Note or any other Facility Document or any other instrument or document furnished pursuant thereto.

     4. Effective immediately, (i) SAA shall be a party to the Note and the Emex Collateral Agreements and have the rights and obligations of the Bank thereunder, and (ii) the Bank shall relinquish its rights and be released from its obligations under the Note and the Emex Collateral Agreements, and the Bank shall cease to be a party thereto.

     5. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     6. This Agreement may be executed by one or more counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first written above.



                                    JP MORGAN CHASE BANK



                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------



                                    SIXTH AVENUE ASSOCIATES LLC



                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                       4